EXHIBIT 99.3
Regency Energy Partners Completes Acquisition of TexStar Field Services
DALLAS, Aug.15, 2006 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency” or the “Partnership”) has completed its previously announced acquisition of TexStar Field Services. The purchase price consisted of 5.2 million restricted common units and $235 million of cash and assumed debt. Based on the closing price of the units on August 14, the transaction is valued at $358.8 million.
“We are pleased to welcome the TexStar employees to our team,” said James W. Hunt, chairman, president and chief executive officer of Regency. “This acquisition expands Regency’s footprint into two new geographic areas — South and East Texas — and is expected to be immediately accretive to unitholders.”
Regency Energy Partners LP (NASDAQ: RGNC) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and transports and markets natural gas liquids. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
This press release may contain forward-looking statements as defined under the federal securities laws regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited and is subject to change.
CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media:
Mark Semer
Kekst and Company
212-521-4802

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